Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Penn Virginia GP Holdings, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-143221) and on Form S-3 (Nos. 333-161257 and 333-164253) of Penn Virginia GP Holdings, L.P. and subsidiaries (the Partnership) of our reports dated February 24, 2011, with respect to the consolidated balance sheets of the Partnership as of December 31, 2010 and 2009, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of the Partnership.

/s/ KPMG LLP

Houston, Texas
February 24, 2011